Exhibit 10.1

DATED 13 NOVEMBER 2015

(1)	Teligent, Inc.

(2)	Teligent Luxembourg S.à r.l.

CONTRIBUTION AGREEMENT

MNKS

Société à responsabilité limitée

Inscrité au Barreau de Luxembourg

Vertigo Polaris Building

2-4, rue Eugène Ruppert

L-2453 Luxembourg

Tel: +352 26 48 42 1

Fax: +352 26 48 42 35 00

CONTRIBUTION AGREEMENT DATED 13 NOVEMBER 2015

BETWEEN:

(1)	Teligent, Inc., a corporation incorporated under the laws of Delaware, having its registered office at 105, Lincoln Ave. Buena, NJ 08310, United States of America, register with company number 842746, (the “Transferor ”);

AND:

(2)	Teligent Luxembourg S.à r.l., a "société à responsabilité limitée" incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9A Boulevard Prince Henri, L-1724 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B.201307 (the “Transferee”);

Parties hereinafter referred to as the “Parties”, or separately the “Party”.

PRELIMINARY:

A.	The Transferor is the holder of all the 20,000 (twenty thousand) shares in the Transferee, representing 100 % of its issued share capital.

B.	The Transferor currently holds a receivable in the amount of USD 3,374,549 (three million three hundred seventy-four thousand five hundred forty-nine United States Dollars), against the Transferee stemming from a certain cash advance made by the Transferor to the Transferee and resulting in an inter-company balance in favor of the Transferee (the “Receivable”), such Receivable being evidenced in the accounting books of the Transferor and in particular in the interim balance sheet of the Transferor dated 13 November 2015, which shall remain appended to this agreement as annex A (the “Annex A”).

C.	The Transferor agrees to subscribe to an increase of the share capital of the Transferee of an amount of USD 1 (one United States Dollar), subject to the payment of a global share premium amounting to USD 3,374,548 (three million three hundred seventy-four thousand five hundred forty-eight United States Dollars), by contribution the Receivable according to the terms and conditions set forth in this contribution agreement (the “Contribution Agreement”) and with effect as of the Effective Date (as this term is defined below).

IT IS AGREED as follows:

1	CONTRIBUTION

The Transferor hereby agrees to contribute the Receivable with full title guarantee to the Transferee (the “Contribution”).

2	TRANSFER OF THE RECEIVABLE – EFFECTIVE DATE

2.1	The Contribution is subject to and shall take place on the execution of the share capital increase deed of the Transferee (the “Capital Increase”) on 13 November 2015 or as soon as practicable thereafter (the “Effective Date”). Any rights attached to the Receivable shall accrue to the Transferee as of the Effective Date.

2.2	On the Effective Date, the Transferor and, if appropriate the Transferee, shall execute and/or deliver all necessary documents and/or instruments of transfer, and take all necessary steps and actions in order to make the Contribution to the Transferee.

3	CONSIDERATION

3.1	The Parties agree that the value of the Receivable is set at USD 3,374,549 (three million three hundred seventy-four thousand five hundred forty-nine United States Dollars). The consideration for the Contribution by the Transferor will be constituted by (i) 1 (one) new share with a nominal value of USD 1 (one United States Dollar) to be issued by the Transferee (the “New Share”) and (ii) a global share premium amounting to USD 3,374,548 (three million three hundred seventy-four thousand five hundred forty-eight United States Dollars). Any rights attached to the New Share shall accrue to the Transferee as of the Effective Date.

3.2	The Parties note that subsequent to the Contribution, the Transferee will become the creditor of the Receivable.

3.3	The Parties note that as a result of the Contribution, the Receivable and all rights and obligations attached thereto will be extinguished by operation of law (“confusion”) in accordance with article 1300 of the Civil Code and as the Transferee will become both debtor and creditor of the Receivable at the same time.

4	WARRANTIES

4.1	Each of the Parties hereby warrants, represents and undertakes to the other that:

(i)	it has the legal right and full power and authority to execute and deliver, and to exercise its rights, and perform its obligations under this Contribution Agreement;

(ii)	all corporate action required by it to validly and duly authorise the execution and delivery of, and the exercise of, its rights and performance of its obligations under this Contribution Agreement, has been duly taken;

(iii)	the execution and performance of this Contribution Agreement do not and will not breach its articles of association or other constitutional documents or any agreement or obligation by which it is bound or violate any applicable law; and

(iv)	this Contribution Agreement (when executed) will constitute valid and binding obligations of it enforceable in accordance with their respective terms.

4.2	The Transferor represents and warrants to the Transferee, subject to the Capital Increase, that:

(i)	it is the due and sole owner of the Receivable, which is validly existing;

(ii)	its rights on the Receivable are unconditional and not subject to any restriction;

(iii)	the Receivable is free from any pledge, charge, lien, encumbrance or any other third party rights and is not the object of a dispute or a claim; and

(iv)	the Receivable is freely transferable.

4.3	The Transferee hereby declares and warrants, subject to the Capital Increase, that:

(i)	the Receivable is duly booked in its accounts;

(ii)	it is not prevented from issuing the New Share;

(iii)	the New Share shall be free from all rights exercisable by, or claims by or interests of, third parties;

(iv)	all corporate actions required by it to validly and duly authorise the execution and delivery of, and the exercise of, its rights and performance of its obligations under this Contribution Agreement, have been duly taken; and

(v)	the execution and performance of this Contribution Agreement do not and will not breach its articles of association or other constitutional documents or any agreement or obligation by which it is bound or violate any applicable law.

5.	AMENDMENTS AND MODIFICATIONS

Any amendments and modifications to this Contribution Agreement are subject to the written approval of the Parties.

6	FURTHER ASSURANCE

6.1	At any time (whether before or after the date of this Contribution Agreement), each Party hereto shall do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of it by the other Party to give effect to this Contribution Agreement.

6.2	All powers are granted to the holder of an original version of the Contribution Agreement in order to carry out the required formalities to give effect to this Contribution Agreement.

7	BENEFIT OF CONTRIBUTION AGREEMENT AND ASSIGNMENTS

7.1	This Contribution Agreement shall be binding upon and inure to the benefit of each Party hereto and its successors and assignees.

7.2	Neither the Transferor nor the Transferee may assign any of its rights under the Contribution Agreement without the prior written consent of the other Party.

8	REMEDIES AND WAIVERS

No failure by either Party to exercise, nor any delay by either Party in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9	PARTIAL INVALIDITY, ILLEGALITY OR UNENFORCEABILITY

The invalidity, illegality or unenforceability of any provision of this Contribution Agreement shall not affect the continuation in full force and effect of the remainder of this Contribution Agreement.

10	NOTICES

10.1	Each demand, notice or other communication to be made hereunder shall (save as otherwise may be agreed by the Transferor and the Transferee) be made in writing in the English language.

10.2	Any communication or document to be made or delivered by one Party to another pursuant to this Contribution Agreement shall (unless that other Party has by 15 days' notice to the other specified another address for the purposes of this clause 10.2) be made or delivered to that other Party at its registered address for the time being (as stated in this Contribution Agreement), and shall be deemed to have been made or delivered when left at that address or (as the case may be) 3 days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

11	COSTS

All costs, duties, or fees whatsoever resulting from the present Contribution Agreement shall be paid by the Transferee.

12	GOVERNING LAW AND JURISDICTION

12.1	This Contribution Agreement is governed by, and shall be construed in accordance with Luxembourg laws.

12.2	The Parties hereby agree that the courts of Luxembourg-City shall have exclusive jurisdiction to settle any dispute, which may arise out of, or in connection with this Contribution Agreement, and that accordingly any proceeding, suit or action arising out of or in connection with this Contribution Agreement may be brought in such courts.

13	COUNTERPARTS

This Contribution Agreement is drawn up in two originals. Each original may be executed in one or more counterparts and all of which, when taken together, shall be deemed to be one and the same original.

IN WITNESS WHEREOF the Parties hereto or their duly authorised representatives have executed this Contribution Agreement in two originals the day and year first above written, each Party acknowledging to have received one copy.

THE TRANSFEROR:

Teligent, Inc.

/s/ Jason Grenfell-Gardner
Name:	Jason Grenfell-Gardner
Title:	President

THE TRANSFEREE:

Teligent Luxembourg S.à r.l.

/s/ Yves Cheret
Name: Yves Cheret
Title: Manager